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                                  EXHIBIT 99.1

                                  PRESS RELEASE

The board of directors of Southern Michigan Bancorp, Inc. (OTC Bulletin Board:
SOMC - news) announced that the company will implement a stock repurchase plan beginning in May 2001. The board has authorized repurchase of five percent (5) of the company's outstanding shares from time to time in the open market or through privately negotiated transactions.

Repurchased common shares will be added to the corporation's authorized but unissued shares and will be used to meet the corporation's current and near-term stock requirements for its benefit plans. As of December 31, 2000, Southern Michigan Bancorp, Inc. had 1,931,984 shares of common stock outstanding.

"Our strong capital position combined with the attractiveness of Southern Michigan Bancorp, Inc. stock at its current trading levels make this an opportune time to implement our stock repurchase program," said James T. Grohalski, President and CEO of Southern Michigan Bancorp, Inc. "In addition, the development of stock incentive-based compensation plans will expand ownership of the company among a broader cross-section of employees and will help to focus strategic efforts that will improve financial performance and shareholder value," Grohalski added.

Southern Michigan Bancorp, with more than $300 million in total assets at December 31, 2000, is headquartered in Coldwater, Michigan and has banking offices in Branch, Calhoun and Hillsdale Counties.

2/12/01